Exhibit 10.29

Execution Copy

FORM OF

STOCK OPTION AGREEMENT

(David L. Calhoun)

THIS AGREEMENT, dated as of November 22, 2006 (the “Grant Date”) is made by and between Valcon Acquisition Holding B.V., a private company with limited liability incorporated under the laws of The Netherlands, having its registered office in Haarlem, The Netherlands (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary of the Company, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Plan (as hereinafter defined).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1. – Cause

“Cause” shall mean “Cause” as such term may be defined in that certain employment agreement between the Optionee, Luxco and VNU, Inc. dated August 22, 2006 (the “Employment Agreement”).

Section 1.2. – Fiscal Year

“Fiscal Year” shall mean each fiscal year of the Company (which, for the avoidance of doubt, ends on December 31 of any given calendar year).

Section 1.3. – Good Reason

“Good Reason” shall mean “Good Reason” as such term is defined in the Employment Agreement.

Section 1.4. – Investor Return

“Investor Return” shall mean, on any given date, the aggregate amount of cash proceeds (including the receipt of any dividends or other distributions) received by the Investors and Affiliates in respect of their aggregate direct and indirect equity investment in the Company (excluding, for the avoidance of doubt, debt investment).

Section 1.5. – Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.6. – Permanent Disability

“Permanent Disability” shall mean “Disability” as such term is defined in the Employment Agreement.

Section 1.7. – Performance Option

“Performance Option” shall mean the right and option to acquire, on the terms and conditions set forth in Section 3.1(a)(ii) and (iii), 3.1(b)(ii) and 3.1(c)(iii) and (v), all or any part of an aggregate of the number of shares of Common Stock, as shall be evidenced by entry in the Company’s shareholder register, set forth on the signature page of this Agreement.

Section 1.8. – Time Option

“Time Option” shall mean the right and option to acquire, on the terms and conditions set forth in Section 3.1(a)(i), 3.1(b)(i) and 3.1(c)(i) and (ii), all or any part of an aggregate of the number of shares of Common Stock, as shall be evidenced by entry in the Company’s shareholder register, set forth on the signature page of this Agreement.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. – Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee (i) a Time Option upon the terms and conditions set forth in this Agreement and (ii) a Performance Option upon the terms and conditions set forth in this Agreement. The Option shall consist of a Time Option and a Performance Option.

Section 2.2. – Exercise Price

Subject to Section 2.4, the exercise prices of the shares of Common Stock covered by the Time Option and Performance Option shall be as set forth on the signature page of this Agreement.

Section 2.3. – No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or its Subsidiaries or offer letter provided by the Company or its Subsidiaries to the Optionee.

Section 2.4. – Adjustments to Option

The Option shall be adjusted pursuant to Sections 8 or 9 of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Optionee, the Company and all other interested persons.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. – Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any of its Subsidiaries, the Option shall become exercisable pursuant to the following schedules:

(i) Time Option. Subject to clause (b)(i) below, the Time Option shall become vested and exercisable as follows: (x) with respect to 5% of the shares of Common Stock underlying such Time Option, on December 31, 2006; and (y) with respect to 19% of the shares of Common Stock underlying such Time Option, on each of the subsequent five anniversaries of December 31, 2006.

(ii) Performance Option. The Performance Option shall become vested and exercisable as follows: (x) with respect to 5% of the shares of Common Stock underlying such Performance Option, on December 31, 2006, if the Annual Performance Target set forth on Schedule A attached hereto for Fiscal Year 2006 is achieved; and (y) with respect to 19% of the shares of Common Stock underlying such Performance Options, for each of the subsequent five Fiscal Years, starting with the 2007 Fiscal Year, on each of the subsequent five anniversaries of December 31, 2006, if and only if the Company achieves the Annual Performance Target set forth on Schedule A attached hereto for each such Fiscal Year.

(iii) In the event that the Annual Performance Target is not achieved in a particular Fiscal Year (any such year, a “Missed Year”), if and only to the extent that performance of the Company in any subsequent Fiscal Year satisfies the Cumulative Performance Target (as set forth in Schedule A) applicable to any such subsequent Fiscal Year, then the applicable percentage of the Performance Option that was scheduled to become vested and exercisable in respect of such Missed Year shall become vested and exercisable as of the end of the Fiscal Year in respect of which the Cumulative Performance Target is achieved.

(b) Notwithstanding the foregoing, so long as the Optionee continues to be employed by the Company or any of its Subsidiaries through the occurrence of a Change in Control:

(i) the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock underlying such Time Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable), and

(ii) the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock underlying such Performance Option immediately prior to a Change in Control (but only to the extent such Option has not otherwise terminated or become exercisable) only if, as a result of the Change in Control, the Investor Return equals or exceeds the Applicable Multiple (as set forth on Schedule B for each applicable Fiscal Year) of the Base Price.

(c) Upon a termination of the Optionee’s employment for any reason (other than for Cause by the Company or without Good Reason by the Optionee but which shall include, for the avoidance of doubt due to the Optionee’s death or Permanent Disability):

(i) occurring prior to January 1, 2009, each installment of the Time Option that would, but for such termination, be scheduled to vest and become exercisable on December 31st of each Fiscal Year 2006 through 2008 (to the extent such installment has not previously vested pursuant to Section 3.1(a) or (b) above) will become 100% vested and exercisable upon such termination;

(ii) occurring on or after January 1, 2009, a pro-rata portion of the installment of the Time Option that would, but for such termination, be scheduled to vest and become exercisable on December 31 of the Fiscal Year in which the termination occurs will become vested and exercisable upon such termination, with such pro-rata portion determined based on the number of days the Optionee was employed by the Company or any of its Subsidiaries during such Fiscal Year, relative to the number of days of such full Fiscal Year; and

(iii) occurring within the last six months of any Fiscal Year, if the Annual Performance Target for such year is achieved, then a pro rata portion of the installment of the Performance Option that would, but for such termination, be scheduled to vest and become exercisable on December 31 of the Fiscal Year in which the termination occurs will become vested and exercisable upon such December 31, with such pro-rata portion determined based on the number of days the Optionee was employed by the Company or any of its Subsidiaries during such Fiscal Year, relative to the number of days of such full Fiscal Year (such vesting event, a “Special Termination Vesting Event”).

(iv) Notwithstanding the foregoing, in the event it is determined by the Company (in consultation with its auditors) that the provisions of Section 3.1(c)(iii) results in the Option (or any portion hereof) being classified as a liability as contemplated by FASB Statement No. 123R, Share-Based Payment, including any amendments and interpretations thereto, then Section 3.1(c)(iii) shall be of no further force and effect, and instead the following provision shall apply: Upon a termination of the Optionee’s employment for any reason (other than for Cause by the Company or without Good Reason by the Optionee but which shall include, for the avoidance of doubt, due to the Optionee’s death or Permanent Disability) occurring within the last six months of any Fiscal Year, a Special Termination Vesting Event shall occur if and only if the Performance Target for such Fiscal Year is met, based on the EBITDA (as such term is defined in Schedule A) achieved for the twelve month trailing period ending the month end prior to the month in which the termination event occurs.

(d) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock (which do not otherwise become exercisable in accordance with Section 3.1(a), (b) or (c) above) following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall be immediately cancelled without payment therefor.

(e) Any portion of the Performance Option that vests pursuant to subsections 3.1(a)(iii) or 3.1(c)(iii) above, shall be referred to as the “Additional Vested Performance Options”.

Section 3.2. – Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date, provided that the Optionee remains employed by the Company or any of its Subsidiaries through such date;

(b) The first anniversary of the date of the Optionee’s termination of employment, if the Optionee’s employment is terminated by reason of death or Permanent Disability (unless earlier terminated as provided in Section 3.2(e) below) provided that if during such entire one-year period the Common Stock is not publicly traded on an established securities market (“publicly traded”) or if the Executive is not legally free to sell on such market the shares of Common Stock subject to the vested portion of the Option, then, as to the vested portion of the Option, the Option will remain outstanding through six months following the date upon which (x) the last of the shares of Common Stock subject to such portion of the Option becomes publicly traded, and (y) the Optionee would be legally free to sell the last of such shares of Common Stock on such market (the “Proviso Period”). Notwithstanding the foregoing, in the case of any Additional Vested Performance Options, the Optionee shall have the same period to exercise such Options, as if his employment had been terminated by the Company without Cause on the date on which the achievement of the applicable performance targets as identified in Section 3.1(a)(ii) and (iii) above is determined (the “AVPO Period”);

(c) Six months after the Optionee is terminated by the Company or any of its Subsidiaries without Cause or the Optionee terminates employment with Good Reason (unless earlier terminated as provided in Section 3.2(e) below), provided that this exercise period will be extended subject to the application of the Proviso Period and the AVPO Period, if applicable;

(d) With respect to a termination of Optionee’s employment by Optionee without Good Reason (other than due to death or Permanent Disability), (x) if such termination occurs prior to January 1, 2010, immediately upon such termination; (y) if such termination occurs after December 31, 2009, and prior to January 1, 2012, 30 days following such termination; and (z) if such termination occurs after December 31, 2011, six months following such termination, provided that this exercise period will be extended subject to the application of the Proviso Period and/or the AVPO Period, as applicable;

(e) The date the Option is terminated pursuant to Section 4 of the Management Stockholder’s Agreement; or

(f) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan, the effective date of a merger, consolidation or other capital change or transaction of the Company that is a Change in Control, provided that, the Company shall make payment to the Optionee in respect of the termination of his Options upon such date based on the consideration received by stockholders of the Company.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. – Person Eligible to Exercise

Except as otherwise provided in the Management Stockholder’s Agreement, during the lifetime of the Optionee, only he may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

Section 4.2. – Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3. – Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the General Counsel of the Company or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash or by check or by a combination thereof) for the shares with respect to which such Option or portion thereof is exercised; (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b); or (iii) a number of Shares held by the Optionee at least six months having an equivalent Fair Market Value to the payment that would otherwise be made by Optionee to the Company pursuant to clause (i) of this subsection (b).

(c) At any time that the Common Stock is not publicly traded on an established securities market, a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal, provincial or state securities laws or regulations;

(d) Full payment to the Company (in cash or by check or by a combination thereof) of all amounts which, under applicable law, it is required to withhold upon exercise of the Option; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does not violate the Act. If the Optionee is a resident of the United States, the written representation and agreement referred to in subsection (c) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4. – Conditions to Issuance of Stock

The shares of stock issuable upon the exercise of an Option, or any portion thereof, shall not be required to be so physically issued to the Optionee. For the avoidance of doubt, shares shall be deemed to have been issued when evidenced by entry in the Company’s shareholder register. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock acquired upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The obtaining of approval or other clearance from any state, provincial or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable (and the Company and the Optionee shall each use reasonable efforts to obtain all such clearances and approvals as soon as reasonably practicable); and

(b) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5. – Rights as Stockholder

The holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares he may be issued upon the exercise of the Option or any portion thereof unless and until such shares shall have been issued as evidenced by entry in the Company’s shareholder register upon satisfaction of the conditions set forth in Section 4.4.

ARTICLE V

MISCELLANEOUS

Section 5.1. – Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement. Notwithstanding the foregoing, determinations regarding Good Reason, Permanent Disability, Cause and Change in Control shall be determined as set forth in the Employment Agreement.

Section 5.2. – Option Not Transferable

Subject to applicable law to the contrary, neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or to a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Optionee, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

Section 5.3. – Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its General Counsel, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows.

Section 5.4. – Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5. – Applicability of Plan and Management Stockholder’s Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and the Sale Participation Agreement, to the extent applicable to the Option and such shares. In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control and shall be deemed a part of the Plan solely for purposes of the Optionee. In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement, the terms of the Management Stockholder’s Agreement shall control.

Section 5.6. – Amendment

This Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7. – Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, except to the extent that the issue or transfer of Stock shall be subject to mandatory provisions of the laws of The Netherlands.

Section 5.8. – Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York, in accordance with the rules of the American Arbitration Association then in effect. Only individuals who are (a) lawyers engaged full-time in the practice of law, as in-house counsel or as a professor of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. In the event that an action is brought to enforce the provisions of this Agreement pursuant to this Section 5.8, (x) if the arbitrator determines that the Optionee is the prevailing party in such action, the Company shall be required to pay the reasonable attorney’s fees and expenses of the Optionee in connection with such arbitration, as well as the arbitrator’s full fees and expenses and (y) if the Company prevails in such action or if, in the opinion of the court or arbitrator deciding such action, there is no prevailing party, each party shall pay his or its own attorney’s fees and expenses and the arbitrator’s fees and expenses will be borne equally by the parties thereto.

Section 5.9. – Code Section 409A

If any payments of money, delivery of shares of Common Stock or other benefits due to the Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments, delivery of shares or other benefits shall be deferred if deferral will make such payment, delivery of shares or other benefits compliant under Section 409A of the Code, otherwise such payment, delivery of shares or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company and reasonably acceptable to the Participant, that does not cause such an accelerated or additional tax.

Section 5.10. – Counterparts

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

VALCON ACQUISITION HOLDING B.V.

By:	/s/ Scott Schoen
Scott Schoen
Its:	Managing Director

OPTIONEE:

/s/ David L. Calhoun
David L. Calhoun

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares) at an exercise price per share equal to USD $10.00 (“Base Price”):	3,000,000

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable (100% of number of shares) at an exercise price per share equal to USD $20.00:	500,000

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of the number of shares) at an exercise price per share equal USD $10.00:	3,000,000

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable (100% of number of shares) at an exercise price equal to USD $20.00:	500,000

[SIGNATURE PAGE OF STOCK OPTION AGREEMENT]

Schedule A

The Annual Performance Targets are based on the Company’s achievement of the following EBITDA targets for the following Fiscal Years:

Fiscal Year	Annual Performance Target	Cumulative Performance Target
	(EBITDA in millions)	(EBITDA in millions)

2006[1]	$922	$922

2007	$1128	$2050

2008	$1361	$3411

2009	$1476	$4887

2010	$1566	$6453

2011	$1681	$8134

“EBITDA” shall mean earnings before interest, taxes, depreciation and amortization plus transaction, management and/or similar fees paid to the Investors and/or their Affiliates. The Board shall, fairly and appropriately, adjust the calculation of EBITDA to reflect, to the extent not contemplated in the management plan, the following: material acquisitions, material divestitures, extraordinary corporate transactions (which shall mean spin-off, share combination, recapitalization, liquidation, dissolution, reorganization, merger, amalgamation, combination, consolidation, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program), the sale of all of substantially all of the assets of the Company or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof), extraordinary capital investment programs in excess of $25 million and not included in the BAU Capital Budget, any change required by GAAP relating to share-based compensation or for other changes in GAAP promulgated by accounting standard setters that, in each case, the Board in its good faith judgment determines require adjustment of EBITDA. The Board’s determination of such adjustment shall be based on the Company’s accounting as set forth in its books and records and on the financial plan of the Company pursuant to which the Annual Performance Targets were originally established.

[1]

Fiscal Year 2006 to be defined as the period beginning on the Closing Date and ending on December 31, 2006. All other Fiscal Years will be calendar years commencing on January 1 and ending on December 31.

If the Company makes any material acquisition in any year, the Annual Performance Target for such year and Cumulative Performance Target for such year and subsequent years will be adjusted, fairly and appropriately, by the amount of EBITDA in the plan for the target presented to the Board at the time the acquisition is approved by the Board, in its good faith judgment. Annual Performance Targets and Cumulative Performance Targets will also be fairly and appropriately adjusted by the Board, in its good faith judgment, to the extent not contemplated in the plan for the following: any material divestitures, extraordinary corporate transactions (which shall mean spin-off, share combination, recapitalization, liquidation, dissolution, reorganization, merger, amalgamation, combination, consolidation, Change in Control, payment of a dividend (other than a cash dividend paid as part of a regular dividend program), the sale of all of substantially all of the assets of the Company or other similar transaction or occurrence which affects the equity securities of the Company or the value thereof), extraordinary capital investment programs in excess of $25 million and not included in the BAU Capital Budget, any change required by GAAP relating to share-based compensation or other changes in GAAP promulgated by accounting standard setters. In the event that any of the foregoing action is taken, such adjustment shall be only the amount deemed reasonably necessary by the Board, in the exercise of its good faith judgment, after consultation of the Company’s accountants, to accurately reflect the direct and measurable effect such event has on such Annual Performance Targets and Cumulative Performance Targets. The intent of such adjustments is to keep the probability of achieving the Annual Performance Targets and Cumulative Performance Targets the same as if the event triggering such adjustment had not occurred. The Board’s determination of such necessary adjustment shall be made within 60 days following the completion or closing of such event, and shall be based on the Company’s accounting as set forth in its books and records and on the Company’s financial plan pursuant to which the Annual Performance Targets and Cumulative Performance Targets were originally established.

Schedule B

Applicable Multiple shall be determined in accordance with the following table:

2006	2.76
2007	2.74
2008	2.72
2009	2.70
2010	2.67
2011	2.64
2012	2.61
2013	2.58
2014	2.54
2015	2.50
2016	2.46
2017	2.41
2018	2.35
2019	2.29
2020	2.23
2021	2.16
2022	2.08
2023	1.99
2024	1.89
2025	1.79